December 7, 2011

Direxion Shares ETF Trust

33 Whitehall Street, 10th Floor

New York, NY 10004

Ladies and Gentlemen:

We have acted as counsel to Direxion Shares ETF Trust, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 60 to the Trust’s Registration Statement on Form N-1A (File Nos. 333-150525; 811-22201) (the “Post-Effective Amendment”), registering an indefinite number of shares of beneficial interest in the series of the Trust listed on Schedule A attached hereto (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the trust instrument and bylaws of the Trust, and the action of the Trust’s board of trustees that provides for the issuance of the Shares. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust and, when issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section

Direxion Shares ETF Trust

December 7, 2011

7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ K&L Gates LLP

SCHEDULE A

India Fixed-Income Funds

IndiaShares Fixed-Income Shares

India Equity Funds

IndiaShares Mid- & Small-Cap Shares

India Sector Funds

IndiaShares Consumer Shares

IndiaShares Energy & Utilities Shares

IndiaShares Financial Shares

IndiaShares Industrial Shares

IndiaShares Infrastructure Shares

IndiaShares Materials Shares

IndiaShares Technology & Telecommunication Shares